United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

CSB BANCORP, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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CSB BANCORP, INC.

2021 | PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

Meeting Date:	Wednesday, April 28, 2021
Meeting Time:	7:00 P.M. EDT
Meeting Location:	Carlisle Inn 4949 Walnut Street Walnut Creek, OH 44687

91 North Clay Street

Millersburg, Ohio 44654

March 16, 2021

Dear Fellow Shareholders:

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of CSB Bancorp, Inc. (“CSB”) will be held on Wednesday, April 28, 2021 at 7:00 p.m. EDT at the Carlisle Inn, located at 4949 Walnut Street, Walnut Creek, Ohio 44687.

The Meeting is being conducted for the following purposes:

1.	To elect the following directors for terms of three years each:

Nominee	Term Will Expire In:
Julian L. Coblentz	2024
Eddie L. Steiner	2024

2.

To approve an amendment to CSB’s Code of Regulations, as amended (the “Regulations”), to allow participation in shareholder meetings through the use of communications equipment as authorized by law (i.e. by means of virtual technology).

3.	To ratify the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm for CSB for the fiscal year ending December 31, 2021.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

SPECIAL NOTE: Considering the serious health risks posed by COVID-19, we are limiting this year’s Annual Meeting to a business-only format and expect it to last no more than 15 minutes. We strongly encourage you to refrain from physically attending the Annual Meeting in person due to the COVID-19 pandemic and related personal and community health risks. Meeting attendees will be expected to comply with local, state, and federal orders relating to mask usage and social distancing in effect at the time of the meeting. We will only have a limited number of directors and officers present as needed to carry out the Annual Meeting. While it is our sincere hope to be able to meet as shareholders in our more traditional meeting format beginning next year, we also believe it is important for shareholders to approve the proposed amendment to the Regulations, which will allow future shareholder meetings to be conducted live using communications equipment, enabling shareholders to participate remotely.

At the conclusion of the Annual Meeting, Management will not make a presentation concerning the results from 2020 or the outlook for 2021. However, beginning on March 22, 2021, a video presentation of management’s report will be available on the Company’s Investor Relations website at https://ir.csb1.com/news-events/investor-presentations/default.aspx and maintained on that site for the coming year. A number of the performance highlights and matters upon which we will report are outlined on page 3 of this proxy statement. We encourage you to view the video, and to feel free to contact Eddie Steiner, CEO, or Paula Meiler, CFO, if you have any questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please execute and vote your shares promptly by telephone, online, or by completing, executing, and returning the enclosed proxy card by mail in the envelope provided. To vote by phone or online, simply refer to the enclosed proxy card for information on how to do so.

Thank you for your support of CSB.

Sincerely,

Robert K. Baker Chairman, Board of Directors	Eddie L. Steiner President & Chief Executive Officer

COMPANY OVERVIEW

This Proxy Summary provides general information about CSB Bancorp, Inc., referred to as “CSB,” “the Company,” “we,” “us,” and “our” in this Proxy Statement, and highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please refer to the entire Proxy Statement and the 2020 Annual Report to Shareholders before you vote. This proxy statement and the proxy card were first mailed on March 22, 2021 to shareholders entitled to vote their shares at the 2021 Annual Meeting.

CSB conducts business primarily through its wholly-owned subsidiary, The Commercial and Savings Bank of Millersburg, Ohio (the “Bank”). Our mission as an independent community bank is to provide high quality financial services through valued employees, thereby meeting the needs of customers and the diverse communities we serve, while generating profit and increasing value for our shareholders. The six core values by which we operate include Profit Responsibility; Customer Service; Valued Employees; Honesty and Integrity in all our dealings; Enjoyment of work, life, and each other; and Growth of the Company and each Employee.

Key accomplishments during 2020 include:

•  Record Assets of $1.0 billion

•  Record Deposits of $892 million

•  Record Net Loans of $601 million

•  Record Revenue of $35 million

•  Record Net Income of $10.6 million

•  Return on Average Assets of 1.13%

•  Return on Average Equity of 11.71%

•  9.8% increase in book value

•  Record $3.1 million in cash dividends to shareholders

Statistics For The Six (6) Directors Serving The Past Full Year

CSB continues to make significant contributions in the communities we serve. Twenty-three of CSB’s officers serve on boards of area non-profit organizations, with thirteen currently serving as Chair/President, Treasurer, or Secretary of the board. Many CSB team members are involved in charitable events and local school and church volunteer leadership roles. Additionally, CSB donates significant dollars and in-kind contributions to various civic, educational, and not-for-profit initiatives and causes within our four county market area.

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

DATE & TIME Wednesday, April 28, 2021 7:00 P.M. EDT	LOCATION Carlisle Inn 4949 Walnut Street, Walnut Creek, Ohio 44687	RECORD DATE Record holders as of March 2, 2021 are entitled to notice of, and to vote at, the Annual Meeting

SUMMARY OF MATTERS TO BE VOTED UPON

The following table provides a summary of the items that will be voted upon by our shareholders at the Annual Meeting, along with the Board’s voting recommendations and required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation
1	Election of Directors For more information see page 21	The two directors receiving the most votes will be elected	FOR
2

To approve an amendment to CSB’s Code of Regulations to allow CSB to conduct shareholder meetings by means of electronic communications equipment (also known as virtual technology).

For more information see page 22

		Majority of shares entitled to vote on this matter.	FOR
3	The ratification of S. R. Snodgrass, P.C., as our independent auditor for the 2021 fiscal year For more information see page 23	Majority of shares properly cast on this matter.	FOR

Will transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

VOTING OF PROXY MATERIALS

Your vote is important! A majority of shares must be represented in order to hold the Annual Meeting.

You must vote by no later than 11:59 P.M. EDT on April 27, 2021 when voting electronically.

You may vote in one of the following ways:

http://www.csb1.com Select: 1. Investor Relations 2. Other Information 3. Proxy Site	CSB BANCORP, INC. 91 North Clay Street Millersburg, Ohio 44654	Call the number listed on your proxy by 11:59 P.M. April 27, 2021
You will need your 15-digit control number shown on your proxy card	Complete enclosed, sign & mail	You will need your 15-digit control number shown on your proxy card

If your shares are held by a broker, it is important that you provide instructions to your broker so that your vote is counted on all matters. If you wish to personally vote your broker-held shares, please obtain a legal proxy from the broker holder of record indicating that you are the beneficial owner of such shares.

You may vote, or revoke and/or change your vote, at any time and as many times as you wish prior to 11:59 P.M. EDT on April 27, 2021. If you vote more than once for any item, your most recent vote prior to 11:59 P.M. EDT on April 27, 2021 will be your vote of record prior to the Annual Meeting.

Voting in the above ways will not prevent you from attending or voting your shares at the Annual Meeting but will ensure that your shares are represented at the Annual Meeting. We encourage you to vote by online or by telephone to reduce mailing and handling expenses.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When And Where Will The Annual Meeting Be Held?

•

The Annual Meeting will be held on April 28, 2021, at Carlisle Inn, located at 4949 Walnut Street, Walnut Creek, Ohio at 7:00 p.m. EDT. To obtain directions to the Annual Meeting location, please contact Ms. Peggy L. Conn at 330.674.9015. SPECIAL NOTE: Considering the serious health risks posed by the COVID-19 pandemic, we are limiting the Annual Meeting to a business-only meeting and expect it to last no more than 15 minutes.

Why Did I Receive These Proxy Materials?

•

You have received these proxy materials because CSB’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that CSB is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who May Vote At The Annual Meeting?

•

Only holders of common shares of record at the close of business on March 2, 2021, are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on March 2, 2021, there were 2,742,350 common shares, par value $6.25 per share, of the Company outstanding and entitled to vote.

What Is The Difference Between Holding Shares As A “Shareholder Of Record” And As A “Beneficial Owner?”

•

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. CSB has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer, or other nominee, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by your nominee. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct your nominee how to vote the common shares held in your account by following the voting instructions they provide to you. If you hold your common shares in street name, you may be eligible to appoint your proxy electronically via the Internet or by telephone and may incur costs associated with the electronic access or telephone usage.

How Will My Common Shares Be Voted?

•

Those common shares represented by a properly executed proxy received prior to the Annual Meeting and not subsequently revoked will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting but do not complete the voting instructions on the proxy, to the extent permitted by applicable law, your proxy will vote your common shares as recommended by the Board of Directors, as follows:

o	“FOR” the election of each of the director nominees listed below under “PROPOSAL ONE – ELECTION OF DIRECTORS;”
o

“FOR” the amendment to CSB’s Regulations to allow CSB to conduct shareholder meetings by means of communications equipment under “PROPOSAL TWO - Amendment to the Code of Regulations to Permit Virtual Shareholder Meetings;”

o

“FOR” the ratification of S.R. Snodgrass, P.C. (“Snodgrass”) as CSB’s independent registered public accounting firm for the fiscal year ending December 31, 2021 under “PROPOSAL THREE – RATIFICATION AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Will Other Matters Be Decided At The Annual Meeting?

•

On the date that this proxy statement was printed, CSB did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

Who Pays The Cost Of Proxy Solicitation?

•

The accompanying proxy is solicited by and on behalf of the Board of Directors of CSB, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by CSB. In addition to the use of the mail, proxies may be solicited in person, or by telephone, facsimile or electronic mail by directors, officers, and employees of CSB. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to the beneficial owners of common shares held of record by such persons, and CSB will reimburse them for reasonable out-of-pocket expenses they may incur to forward such items.

May I Revoke My Proxy?

•	Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

o	Executing and delivering a later dated proxy regarding the same common shares;
o	Giving notice in writing to Ms. Peggy L. Conn, Corporate Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, which must be received prior to the Annual Meeting; or
o	Voting in person at the Annual Meeting.
•

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 2, 2021. Attending the Annual Meeting will not, by itself, revoke your proxy.

What Constitutes A Quorum?

•

Under CSB’s Regulations, a quorum is required to be represented in person or by proxy at the Annual Meeting in order to conduct business. The Regulations provide that a quorum is a majority of the voting capital stock of CSB then outstanding and entitled to vote at the Annual Meeting. The common shares outstanding are the only shares of CSB’s capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. As of March 2, 2021, there were 2,742,350 common shares outstanding and entitled to vote. Consequently, at least 1,371,176 common shares must be represented at the Annual Meeting in order to transact business.

•

Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the Annual Meeting but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally have no effect on the matter.

What Are The Voting Requirements To Elect The Directors And To Approve The Other Proposals In This Proxy Statement?

•

Each holder of common shares is entitled to one vote for each common share held on March 2, 2021. At this time, it is not known whether there will be cumulative voting for the election of directors at the Annual Meeting. The votes required to approve each of the proposals that are scheduled to be presented at the Annual Meeting are as follows:

Proposal One - Election of Directors

The two director nominees receiving the greatest number of votes will be elected. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

Cumulative voting is not available for the other proposals referenced and described in this proxy statement. A shareholder wishing to exercise cumulative voting with respect to the election of directors must notify the President, a Vice President or the Secretary of CSB in writing before 7:00 p.m. EDT on April 26, 2021. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the Chairman or the Secretary of the Annual Meeting on behalf of the shareholder requesting cumulative voting, you will have a number of votes equal to the number of directors to be elected, multiplied by the number of common shares owned by you, and will be entitled to distribute your votes among the candidates as you see fit. If any shareholder properly demands cumulative voting for the election of directors at the Annual Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld.

Proposal Two — Amendment to the Code of Regulations to Permit Virtual Shareholder Meetings

The proposal to amend the Regulations requires the affirmative vote of the holders of a majority of the outstanding shares on March 2, 2021. This Proposal is not considered to be a “routine” matter and, therefore, if your shares are held by a broker, you must provide voting instructions to your broker in order for your vote to be counted. Abstentions and broker non-votes will be counted as a vote against Proposal Two.

Proposal Three — Ratification of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of CSB’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting. This Proposal is considered to be a “routine” matter and, therefore, CSB does not expect any broker non-votes on Proposal Three. Abstentions will be counted as a vote cast and, thus, will have the same effect as a vote against Proposal Three.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 2, 2021, regarding beneficial ownership of the common shares by each director, each director nominee, each of the named executive officers of CSB appearing in the Summary Compensation Table, and all directors, and executive officers of the Company as a group. In addition, unless otherwise indicated, all persons named below can be reached at CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654.

Number of Common Shares (1)
Name	Sole Voting	Shared Voting	Total	Percent of Outstanding (2)
Robert K. Baker	18,229	17,422	35,651	1.30%
Vikki G. Briggs	4,191	1,200	5,391	*
Julian L. Coblentz	7,580	-	7,580	*
Cheryl M. Kirkbride	1,428	550	1,978	*
Jeffery A. Robb, Sr.	6,350	-	6,350	*
Eddie L. Steiner	32,977	8,798	41,775	1.52%
Paula J. Meiler	27,895	-	27,895	1.02%
Brett A. Gallion	2,008	-	2,008	*
All current directors and executive officers (8 persons)	100,658	27,970	128,628	4.69%

* Indicates less than 1% beneficial ownership of the total of common shares outstanding as of March 2, 2021.

(1)

The amounts shown represent the total outstanding common shares beneficially owned by the individuals as of March 2, 2021. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the common shares indicated.

(2)

None of the shares reported are pledged as security. For all directors and executive officers, the percentage of common shares owned is based upon 2,742,350 common shares issued and outstanding on March 2, 2021.

NOMINEES FOR ELECTION AS DIRECTORS

Term Expiring in 2021

Julian L. Coblentz Age 42

Mr. Coblentz has served as a director of CSB and the Bank since 2016 and is Chair of the Compensation Committee and a member of the Audit Committee. He also serves as Chair of the Bank’s Asset Liability Committee (ALCO) and member of the Trust Committee. Mr. Coblentz has worked for Coblentz Distributing, Inc. dba Walnut Creek Foods since 2002, where he currently serves as the Chief Operating Officer and Vice President of Distribution and Business Development. In this role, Mr. Coblentz has supported long-term planning and business strategy, people development, and operational refinements throughout the organization. From 2000 to 2002, Mr. Coblentz maintained his Series 7 and Series 63 Securities Licenses while working as a financial advisor in the trust and brokerage department at the Bank. Mr. Coblentz is a lifelong resident of Holmes County. Mr. Coblentz holds a B.A. from Malone College (now University) with a major in Commercial Music Technology and a minor in Business Administration as well as a Lean Six Sigma Black Belt from Kent State University. Mr. Coblentz is a past Trustee of the Holmes County Education Foundation. Mr. Coblentz’s education and experiences in the banking industry, leadership experiences in private business, and his knowledge of local business enable him to provide continued expertise to the Board of Directors, and accordingly the Board of Directors has nominated him for re-election.

Eddie L. Steiner Age 65

Mr. Steiner has served as a director of CSB and the Bank since 2001. He is a member of the Bank’s Executive/Loan, ALCO, and Trust Committees. Mr. Steiner has been President and Chief Executive Officer of CSB since 2006, Chairman of the Bank’s board of directors since 2006, and President and Chief Executive Officer of the Bank since December 2011. Mr. Steiner serves as a Class A director of the Federal Reserve Bank of Cleveland and chair of their Audit Committee. He also serves as a director of the Ohio Bankers League. Mr. Steiner is a director, member of the Investment Committee and chair of the Audit Committee of the Western Reserve Group, a property and casualty mutual insurance company located in Wooster, Ohio. Mr. Steiner serves on the Wayne Economic Development Council Board of Directors Executive Committee and on the Main Street Wooster board of trustees. Mr. Steiner served on the Banking Commission for the State of Ohio from May 2013 through December 2018. Mr. Steiner also previously served as a member of the Community Depository Institutions Advisory Council for the Board of Governors of the Federal Reserve System, and as a member of the Community Depository Institutions Advisory Council for the Federal Reserve Bank of Cleveland, including three years as chair of that council. Mr. Steiner is a licensed certified public accountant in the state of Ohio and a graduate of the ABA Stonier Graduate School of Banking. Mr. Steiner’s education and experiences in the banking and financial services industries, as well as his business leadership experiences and skills, enable him to provide continued business and leadership insight to the Board of Directors, and accordingly the Board of Directors has nominated him for re-election.

DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2022

Jeffery A. Robb, Sr. Age 71

Mr. Robb has served as a director of CSB since 2001. He is Chairman of the Audit Committee and a member of the Bank’s Executive/Loan and ALCO Committees. CSB has designated Mr. Robb as an “audit committee financial expert.” Mr. Robb is currently Chief Executive Officer of Robb Companies, Inc., a family-owned corporation that operates Robbco - LLC dba Robbco Marine/Ohio Yamaha, and Robbco Dock Services located in Hebron, Ohio. The privately owned companies specialize in marine business serving the greater Buckeye Lake Region in Ohio. Mr. Robb maintains an inactive certified public accounting license in the state of Ohio, is a former director of the Federal Reserve Bank of Cleveland and former executive director of the Community Bankers Association of Ohio. Mr. Robb is the retired president and chief executive officer of Proctor, Robb and Company, CPA, an accounting firm that specialized in providing audit, tax, management expertise and consulting services to community banks, thrifts and credit unions in Ohio, Michigan, Indiana, and West Virginia. Mr. Robb’s prior military service includes serving in the United States Army as an Armor Officer and he is a Vietnam Veteran. Mr. Robb’s educational background in accounting and his professional experiences as an executive officer, director and bank service provider allow him to provide continued financial and bank specific expertise to the Board of Directors.

Cheryl M. Kirkbride Age 51

Ms. Kirkbride has served as a director of CSB and the Bank since 2018. She serves on CSB’s Audit Committee, as well as the Bank’s ALCO, Nominating, and Executive/Loan Committees. Ms. Kirkbride is a Partner at the Kropf Wagner Law Firm, LLP, in Orrville, Ohio where she has worked since 1992. She also currently serves the City of Orrville as its Law Director and has served in this capacity since 2012. Ms. Kirkbride and her husband own The Inn at Walnut Creek in Walnut Creek, Ohio. She is currently President of the Orrville Area Boys and Girls Club Board of Directors, a Wayne County Community Foundation trustee, President of the Wayne County Volunteer Guardianship Association, and a member of the Board of the Amish Country Lodging Council. Ms. Kirkbride obtained a B.A. in English from John Carroll University, a teaching certificate from the College of Wooster and graduated magna cum laude from the University of Akron School of Law. Ms. Kirkbride previously served on the Board of Trustees for the Orrville Public library and the Orrville Area Development Foundation. Ms. Kirkbride’s experience as an attorney, business activities, and knowledge of the business community enables her to provide continued legal and business insight to the Board of Directors.

DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2023

Robert K. Baker Age 66

Mr. Baker has served as a director of CSB and the Bank since 2001, is Chairman of the Board, Chairman of the Nominating Committee, and a member of the Audit and Compensation Committees. The Company has designated Mr. Baker as an “audit committee financial expert.” Mr. Baker also chairs the Executive/Loan Committee of the Bank. Mr. Baker served as Chairman of the Board of CSB from 2003 through April 2007 and since 2016. Mr. Baker is currently Co-owner/Controller of Bakerwell Inc. and associated companies with Bakerwell Service Rigs, Inc. and has served in this capacity since 1983. The Bakerwell companies are in the oil and gas development, production, and service industry. Mr. Baker obtained a Bachelor of Business Administration from The Ohio State University and maintains an inactive certified public accounting license in the state of Ohio. Mr. Baker currently serves as a director of the following boards: Holmes County Airport Authority, Consumers Gas Cooperative, and Foundation for Hospital Art. Mr. Baker has previously served the community as a member of the local school board, as a director of the Pomerene Hospital Foundation, and as Treasurer/director of the Historic Downtown Millersburg Association. Mr. Baker’s education and experience in the field of accounting and business ownership experiences in the north central Ohio business market, his leadership and governance experience in the region, as well as his experience as a director of CSB, allow him to provide continued financial and bank specific expertise to the Board of Directors.

Vikki G. Briggs Age 49

Ms. Briggs has served as a director of CSB and the Bank since 2018. She serves on CSB’s Nominating and Compensation Committees, is Chair of the Bank’s Trust Committee and a member of the Executive/Loan and ALCO Committees. Ms. Briggs serves as the Program Coordinator for the Applied Methods and Research Experience (“AMRE”) at the College of Wooster, with responsibility for marketing the AMRE program to local and regional businesses since 2016. Previously, Ms. Briggs was associated with Sun Life Financial at its headquarters located in Wellesley Hills, Massachusetts, and its Cleveland, Ohio, office over a sixteen year period with increasing responsibilities. Ms. Briggs obtained a Bachelor of Science in Civil Engineering degree from Tufts University located in Medford, Massachusetts. Ms. Briggs currently serves on the following boards: The Montessori School of Wooster, Wayne Center for the Arts, and Great Decisions of Wayne County. Ms. Briggs’s education, community involvement, and marketing expertise allow her to provide continued business expertise to the Board of Directors.

MEMBERSHIP AND MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2020, each director attended more than 75% of the total number of meetings of the Board and the committees on which they served. All directors normally attend the annual meeting of shareholders. Due to the COVID-19 pandemic, the company will refrain from having all directors in attendance at the 2021 Annual Meeting of Shareholders. Current committee membership for both CSB and the Bank, and the number of meetings of the full Board and each committee in 2020, are shown in the table below.

Name	CSB Bancorp, Inc. Board	Nominating	Compensation	Audit	Bank Board	Bank Executive/ Loan
Mr. Baker	Chair	Chair	Member	Member	Member	Chair
Ms. Briggs	Member	Member	Member		Member	Member
Mr. Coblentz	Member		Chair	Member	Member
Mr. Robb	Member			Chair	Member	Member
Mr. Steiner	Member				Chair	Member
Ms. Kirkbride	Member	Member		Member	Member	Member
Number of 2020 meetings	13	2	2	4	13	23

The Board of Directors has affirmatively determined that each of the following directors are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”):  Mr. Baker, Ms. Briggs, Mr. Coblentz, Ms. Kirkbride, and Mr. Robb.

Board Leadership Structure and Role in Risk Oversight

Robert K. Baker is the Chairman of the Board of Directors of CSB. Mr. Baker chairs the meetings of the Board of directors and the annual meeting of shareholders. In his role, he has the authority to call meetings of the outside directors and lead executive sessions of the outside directors. Eddie L. Steiner is the Chairman of the Board of the Bank and Chief Executive Officer and President of the Company and the Bank. The Board of Directors believes Mr. Steiner’s role is to identify CSB’s strategic priorities and lead Board discussions on the execution of Company strategy. The Board of Directors believes that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President/CEO to focus his efforts on the day to day management of the Company. The separation of the Chief Executive Officer and the Company’s Board chair position within its leadership structure appropriately balances the promotion of CSB’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open and efficient communication between the Board and management, enabling the Board to maintain an active and informed role in governance of risk management by being able to monitor and provide direction on those matters that may present significant risks to CSB.

Although CSB does not have a formal hedging policy, its Code of Ethics prohibits any director, officer, or employee from maintaining securities in a margin account. Further, all directors, named executive officers, and senior officers are required annually to report to the Board any credit secured by CSB stock, and there was none reported as of December 31, 2020.

The Board of Directors’ role in CSB’s risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess CSB’s risk environment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Audit Committee assists the Board of Directors in its oversight of CSB’s accounting and financial reporting processes. The Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. The Nominating Committee serves in a Board governance role and annually reviews the composition of the Board and its committees, the performance of the Board’s committees, and directors with expiring terms. Additionally, the Nominating Committee determines desired and requisite skills and attributes to be represented among directors and authorizes, oversees, and conducts any searches for prospective Board members. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports and discussion in Board meetings and executive sessions of the Board.

Executive Sessions

The non-employee directors of the Board meet periodically in executive session to discuss issues related to management, personnel and any other matters deemed appropriate by the non-employee directors. During 2020, the non-employee directors met once in executive session.

Directors’ Compensation

Each director of CSB also serves as a director of the Bank. Outside directors of the Bank are compensated for Board and committee meetings. Directors receive no compensation from CSB. Directors who are employees receive no additional compensation for serving on the Board or its committees. The Bank provides non-employee directors the following cash compensation:

•	A cash retainer of $15,000 per year, paid in quarterly installments
•	A cash payment of $750 for each Board and committee meeting attended
•	Audit Committee Chairman receives $750 per quarter and the Chairman of the Board receives $2,750 per quarter
•	Reimbursement for customary and usual travel expenses (outside of Board and committee meeting attendance)

The following table sets forth compensation information for each of the non-employee directors of CSB and the Bank during the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Mr. Baker	$58,250	$-	$58,250
Ms. Briggs	46,500	-	$46,500
Mr. Coblentz	35,250	-	$35,250
Ms. Kirkbride	49,500	-	$49,500
Mr. Lang (1)	12,445	-	$12,445
Mr. Robb	51,000	-	$51,000

(1) Mr. Lang retired from the Board effective at the 2020 annual shareholder’s meeting.

Committees of the Board of Directors

The Board has three standing subcommittees, the Audit Committee, Nominating Committee, and the Compensation Committee. Each of those committees has a charter with designated responsibilities and each committee functions as described in further detail below.

The Board meets as needed to attend to any business necessitating action between regularly scheduled meetings. Accordingly, the Board has not designated any committee to act on its behalf between regularly scheduled meetings.

In addition to the Board’s three standing committees, the Bank has an Executive/Loan Committee, comprised solely of directors of the Company Board. This bank-level committee’s duties and activities are further described below.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CSB. All members of the Audit Committee are independent directors, as defined by the NASDAQ listing requirements. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Board of Directors has determined that Messrs. Baker and Robb meet the requirements of an “audit committee financial expert” as defined by the Commission. Mr. Baker acquired these attributes through education and his experience as a certified public accountant and as a Controller within private industry. Mr. Robb acquired these attributes through education and his experience in the banking industry and as a certified public accountant. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Nominating Committee

CSB has a Nominating Committee, which recommends to the Board the nominees for election as directors. The Nominating Committee will consider candidates for nomination as a director who are recommended by shareholders, directors, and other sources. Under the terms of the Nominating Committee Charter, the Nominating Committee is responsible for ensuring that the Board and its committees are appropriately constituted in order that the Board may effectively meet its fiduciary and other obligations to the shareholders and to the Company. The Nominating Committee develops and recommends to the Board the Corporate Governance guidelines. The Committee is responsible for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.

In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its charter, the Nominating Committee considers, among other things: (i) the potential candidates’ knowledge of the communities in which CSB and the Bank operate; (ii) their experience and any special business, financial, or other expertise; (iii) their reputation for honesty and integrity; and (iv) their ability to provide independent and objective oversight and supervision for matters which may impact CSB and the Bank. The Nominating Committee also considers applicable requirements of CSB’s Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.

The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the Board of Directors who are recommended by shareholders, when appropriate. The Nominating Committee currently does not have a diversity statement within its charter. Although CSB does not have a specific diversity policy for director candidates, it is the policy of the Nominating Committee that nominees for director should have a diversity of viewpoints, background, experience, and skills. Each of the members of the Nominating Committee are “independent,” as defined by the NASDAQ listing requirements. The Nominating Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Compensation Committee

The Compensation Committee is responsible for overseeing the administration of the Company’s compensation philosophy for appropriate levels of compensation and benefits for directors, officers, and employees of CSB. All members of the Compensation Committee are considered “independent” for purposes of the NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to its chairperson or a subcommittee of at least two members of the Compensation Committee except such powers and authorities required by law or regulation to be exercised by the whole Committee. The Compensation Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Executive sessions, excluding the chief executive officer, are held in conjunction with his annual performance and compensation review to ensure open dialogue and discussion.

Additional discussion of the Compensation Committee’s role is set forth in the Discussion of Executive Compensation Programs section of this proxy statement beginning on page 16.

Bank Executive/Loan Committee

The Bank Board’s Executive/Loan Committee meets throughout the year to monitor the lending activities of the Bank and help ensure that such activities are conducted in a manner consistent with the Bank’s credit policy. As credit risk represents the major risk component within the Bank, the Executive/Loan Committee oversees management’s implementation and enforcement of the Bank’s credit risk management framework.

Additional Committees of the Bank Board

During 2020, the additional committees of the Bank Board included ALCO, responsible for monitoring balance sheet structures and performance, and Trust Committee, responsible for monitoring the Bank’s wealth management function. Director Coblentz served as chair of ALCO and Ms. Briggs served as Chair of the Trust committee.

SHAREHOLDER RECOMMENDATIONS

The Nominating Committee of the Board of Directors will consider recommendations for nominations to serve as a director received from shareholders in accordance with CSB’s Regulations. Shareholder recommendations for nomination should be submitted in writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The recommendation must be provided to CSB in writing not less than 14 nor more than 50 days prior to the date of the Annual Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation, and number of shares of CSB beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws. CSB may also require any nominee to furnish additional information regarding the eligibility and qualifications of the candidate recommended.

EXECUTIVE OFFICERS

The following are the executive officers of CSB, other than Mr. Steiner, all of whom are employed full-time in service to the Company or The Commercial & Savings Bank. Each executive is appointed annually by, and serves at the pleasure of, the Board of Directors of CSB. This table lists each executive officer’s age as of March 2, 2021.

Name	Age	Positions Held with CSB and The Commercial & Savings Bank
Paula J. Meiler	66	Senior Vice President and Chief Financial Officer of CSB since 2004; Senior Vice President and Chief Financial Officer of the Bank since 2004.
Brett A. Gallion	33

Executive Vice President, Chief Operating Officer and Chief Information Officer of the Bank since December 2020; Senior Vice President since October 2018; Senior Vice President and Senior Operations and Information Officer of the Bank since February 2016; joined the Bank in 2004.

DISCUSSION OF EXECUTIVE COMPENSATION PROGRAMS

The following discussion provides information regarding the compensation programs for CSB’s named executive officers, including: (i) the overall objectives of the Company’s compensation programs; (ii) the material elements and factors of CSB’s compensation programs; and (iii) a discussion of the Compensation Committee’s determinations during 2020 regarding such individuals. For 2020, CSB’s named executive officers were: Eddie L. Steiner, Paula J. Meiler, and Brett A. Gallion

The specific amounts paid or payable to the named executive officers are disclosed in the tables and narrative beginning on page 20 of this proxy statement. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Compensation Philosophy and Objectives

The Compensation Committee believes that in order to manage and grow a well-run financial services organization, it is necessary to establish compensation programs and related opportunities that are attractive, motivating and rewarding to high quality executives, managers and staff. These programs and opportunities must be balanced with their cost to CSB and its shareholders. In order to arrive at the appropriate balance, CSB has established the following compensation philosophy and guidelines for its overall compensation program:

1.

In order to attract and retain highly qualified management, CSB strives to provide target base salaries close to the median of the market rate paid for comparable positions by similarly sized bank holding companies.

2.	Where practical, CSB establishes performance-based compensation focused on individual results, team results, and contributions to CSB’s overall performance.

Compensation Committee Decision-Making Process

The Compensation Committee oversees the compensation of CSB’s named executive officers and establishes the Company’s overall compensation philosophy and objectives. In addition, the Compensation Committee evaluates and assesses the design of CSB’s compensation and benefit programs and monitors external market pay levels and practices, in order to determine appropriate compensation adjustments and future compensation decisions. The Compensation Committee also reviews and approves incentive award opportunities, actual bonus payments, award grants and performance evaluations. The Committee recommends to the Board of Directors approval and implementation of material changes to CSB’s compensation programs. The Compensation Committee assesses such compensation programs within the context of applicable regulatory guidance, with the goal of establishing appropriate incentives to attract and retain talented executives and align their interests with established current and long-term objectives of CSB without incenting undue risk.

Outside Executive Compensation Consultants

Neither the Compensation Committee nor management engaged an outside executive compensation consultant in 2020.

Peer Group Evaluation

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, severance protection, long-term equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. Specifically, during 2020, with the participation of CSB’s management, including the Company’s Chief Executive Officer, the Compensation Committee evaluated its pay practices for both directors and the named executive officers including but not limited to comparison within the following similarly situated financial institution peer group.

INSTITUTION	LOCATION
Farmers & Merchants Bancorp Inc.	Archbold, Ohio
LCNB Corporation	Lebanon, Ohio
Middlefield Banc Corp.	Middlefield, Ohio
SB Financial Group	Defiance, Ohio
Ohio Valley Bancorp	Gallipolis, Ohio
CF Bankshares, Inc.	Worthington, Ohio
United Bancshares Inc.	Columbus Grove, Ohio
CSB Bancorp, Inc.	Millersburg, Ohio
Cortland Bancorp	Cortland, Ohio
Consumers Bancorp Inc.	Minerva, Ohio
United Bancorp, Inc.	Martins Ferry, Ohio
Wayne Savings Bancshares, Inc.	Wooster, Ohio

At of the beginning of 2020, each of the financial services institutions listed above were publicly traded institutions ranging in size from approximately $493 million in assets to $1.6 billion in assets, core ROAA of 0.88% to 1.37%, core ROAE of 7.42% to 11.28%, and were located and doing business primarily in Ohio.

2020 Named Executive Officer Compensation

Base Salary

The purpose of the base salary program is to pay for the qualifications, experience, and marketability of the position consistent with market practices. A pay range for each position is established around the median of the market rate paid for comparable positions by similarly sized financial institutions. Individual pay within the range is determined by executive performance, job proficiency and contributions over a period of years. For 2020, the base salary levels for all CSB named executive officers were at or below the median of base salaries of peers in other similar-sized financial organizations.

Pay adjustments are tied directly to CSB’s performance appraisal process, which evaluates the employee on a series of performance criteria. This process is used for all CSB employees, including the named executive officers. Pay adjustments are typically made annually. In addition to these performance-based base pay adjustments, it is periodically necessary to make additional market adjustments in those instances where market base salary levels move faster than anticipated or where additional duties and responsibilities are added to the job.

Each outside director annually completes a survey of the Chief Executive Officer’s performance and objectives for the coming year. The Compensation Committee reviews all director submissions and the Chairman of the Compensation Committee or CSB’s Board Chairman, or both in concert, then conduct a performance review meeting annually with the Chief Executive Officer. The Chief Executive Officer follows a similar process in annually reviewing the performance of and establishing coming year objectives for each of the Chief Executive Officer’s direct reports.

The amount of a named executive officer’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards for executives are fairly proportionate to the named executive officers’ respective base salaries. In addition, base salary is one component of the contribution formula under CSB’s 401(k) and profit sharing plan and the key component in the Company’s severance and change in control agreement.

Annual Incentive

The purpose of the annual incentive program is to focus executives on achieving and possibly exceeding CSB’s annual performance objectives consistent with safe and sound operations of the Company and the Bank. In 2020, the performance expectations were established around the attainment of specific performance ratios, performance to current year financial plan, and satisfactory compliance with regulatory and audit reviews as well as consideration of the potential impact of executives’ actions on safe and sound operations and appropriate risk management controls.

Each component of the annual incentive program has a separate measurement. Annual incentive opportunities are paid in cash after the attainment of objectives are determined by the Compensation Committee. The Compensation Committee retains the flexibility to make discretionary adjustments to the incentive payout up or down based on performance that may be subjective. This discretion is not used to change the targets under the plan.

The target annual incentive opportunity during 2020 was 20-30% of actual base salary for each named executive officer. CSB’s budgeted net income was $10.4 million, budgeted return on average assets (ROAA) was 1.24%, budgeted return on average equity (ROAE) was 11.71% and the budgeted efficiency ratio was less than 60.83%. The Company’s actual results were as follows: net income $10.6 million, ROAA 1.13%, ROAE 11.71% and efficiency ratio 57.55%. The above actual results equaled 91-105% of plan at CSB.

Retirement and Other Post-Employment Benefits

CSB maintains The Commercial & Savings Bank 401(k) Retirement Plan, (the “401(k) Plan”), a qualified 401(k) and a profit sharing plan. The 401(k) Plan provides a 100% company match of participant contributions up to a maximum of 4% of each participant’s annual qualified compensation. There is also a discretionary profit-sharing contribution and the amount may vary directly with CSB profits. The profit sharing contribution is targeted for up to 3% and applies equally to the qualifying compensation of all employees. The 401(k) Plan provides investment alternatives in the following categories: CSB stock, and the following categories of mutual funds: large, small, and mid-cap, indexed, growth, target date, bond, and money market funds.

Other Benefits and Perquisites

All CSB employees, including the named executive officers, are eligible to participate in a comprehensive benefits program, which includes health and welfare, disability, and vacation benefits that are not required to be reported in the tables that follow. Additionally, certain consumer and mortgage loans granted by the Bank to directors, officers and all employees receive a 1% reduction to the standard loan interest rate during the period of service to CSB or the Bank.

Employment Contracts and Other Arrangements

An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and the Bank pursuant to the terms of the agreement. The agreement was for a two-year term with annual renewals commencing at the second anniversary and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. The agreement was amended on August 9, 2007, to provide that the agreement be for a two-year term, with annual renewals commencing August 9, 2008. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six-month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision, which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control.” Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G (b)(l) of the Internal Revenue Code of 1986, as amended) is received by Ms. Meiler.

Potential Payments upon Termination or Change in Control

The following sets forth the benefits that could be paid to Ms. Meiler upon various termination events, which would only be known at the time that the benefits become payable.

If Ms. Meiler’s employment had been terminated following a “change in control” as of December 31, 2020, Ms. Meiler would have been entitled to a cash severance of $328,000 (2x base salary) and medical benefits of $4,219 (1 year). If Ms. Meiler’s employment had been terminated “without cause” as of December 31, 2020, Ms. Meiler would have been entitled to a cash severance of $336,022 (base salary unpaid under the agreement plus 6 months) and medical benefits of $2,110 (6 months).

Ms. Meiler’s employment agreement does not provide for any additional payments or benefits for death, disability, voluntary termination of employment by the executive or involuntary termination by the Company for cause. Under those scenarios, Ms. Meiler is only entitled to her accrued and unpaid obligations, such as salary and unused vacation.

CEO Pay Ratio

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2020 total compensation for all individuals, excluding our CEO, who were employed by us on December 19, 2020, the last day of our payroll year. We included all employees, whether employed on a full-time, part- time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any employees that were not employed by us for all of 2020.

After identifying the median employee based on total compensation, we calculated annual total compensation for such employee using cash compensation reported on the employee’s W-2 for 2020, 401(k) profit sharing, the 401(k) match and group term life insurance.

The annual total compensation for fiscal year 2020 for our CEO was $372,998 and for our median employee it was $42,815. The resulting ratio of our CEO’s pay to the pay of our median employee for 2020 is 8.7 to 1.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of the policies, procedures and practices related to the various compensation programs as part of its duties. The Compensation Committee monitors the compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the incentive to engage in excessive or inappropriate risk taking activities.

The Compensation Committee believes that the current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would be reasonably likely to lead to a material adverse effect. It is the opinion of the Compensation Committee that the current compensation program appropriately balances risk and the desire to focus on the short-term and the long-term goals of CSB and does not encourage unnecessary or excessive risk taking.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Executive Compensation Programs with CSB’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Discussion of Executive Compensation Programs be included in CSB’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2020.

The Compensation Committee:

Julian L. Coblentz, Chairman

Robert K. Baker

Vikki G. Briggs

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by CSB and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to CSB’s named executive officers during 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
Eddie L. Steiner, President and CEO; Chairman, CEO and President of The Commercial & Savings Bank	2020 2019	$ 275,000 275,000	$78,000 75,000	$ 20,867 (1) 16,932(1)	$373,867 366,932
Paula J. Meiler, Senior VP and CFO	2020 2019	$ 164,000 158,414	$49,200 47,525	$ 16,560 (2) 17,432(2)	$229,760 223,371
Brett A. Gallion, Executive VP and COO and CIO of The Commercial & Savings Bank	2020 2019	$ 153,154 142,942	$50,100 36,436	$ 14,179 (3) 13,273(3)	$217,433 192,651

(1)	Includes $19,950 and $16,015 of qualified plan matching and profit sharing contributions and $917 of Group Term Life Insurance for 2020 and 2019.

(2)

Includes $14,807 and $14,319 of qualified plan matching and profit sharing contributions, $786 and $912 of Group Term Life Insurance for 2020 and 2019, and $967 and $2,192 mortgage interest rate reduction of 1% in 2020 and 2019.

(3)	Includes $13,271 and $12,403 of qualified plan matching and profit sharing contributions and $908 and $870 of Group Term Life Insurance for 2020 and 2019.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report is provided in accordance with the rules and regulations of the Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with S.R.Snodgrass, P.C. (“Snodgrass”), CSB’s independent registered public accounting firm for the year ended December 31, 2020, the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Snodgrass its independence. Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission.

The Audit Committee:

Jeffery A. Robb, Sr., Chairman

Robert K. Baker

Julian L. Coblentz

Cheryl M. Kirkbride

PROPOSAL ONE — ELECTION OF DIRECTORS

CSB’s Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons, and that such directors shall be divided into three classes, as nearly equal in number as possible, and have set terms of three years. In accordance with CSB’s Regulations, the Board of Directors has currently established the number of directors at six.

The Board of Directors has nominated Julian L. Coblentz and Eddie L. Steiner to serve until the 2024 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Mr. Coblentz  and Mr. Steiner are each incumbent directors whose present terms expire at the Annual Meeting.

Assuming that at least a majority of the issued and outstanding common shares are present at the Annual Meeting so that a quorum exists, the two nominees for director of CSB receiving the most votes will be elected. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the Annual Meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the Annual Meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in the election of directors as the number of directors to be elected, multiplied by the number of shares held. If cumulative voting is exercised, the proxies named in the proxy card will cast the votes they hold as proxy in a manner to elect as many of the Board’s nominees as possible. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the common shares represented by proxy will be voted to elect the remaining nominees and any substitute nominees designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

On pages 9 through 11 of this proxy statement is a brief description, as of March 2, 2021, of each nominee for election as a director and of each director whose term will continue after the Annual Meeting, regarding the age, principal occupation or employment, other affiliations, and business experience at least during the last five years for such persons. In addition, the information provides the Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors.

The Board of Directors Recommends That Shareholders Vote “For” The Election Of The Nominees.

PROPOSAL TWO — Amendment to the Code of Regulations to Permit Virtual Shareholder Meetings

Currently, our Regulations do not specify whether CSB may conduct shareholder meetings via teleconference, video conference, or any other similar means of electronic technology that would allow shareholders to attend the meeting remotely (such meetings have come to be commonly referred to as virtual shareholder meetings). In the last several years, even before the COVID-19 pandemic, many public companies began holding virtual shareholder meetings in an effort to enable more shareholders to participate no matter where the shareholders were located. The necessity of CSB having an option to call a virtual shareholder meeting has become even more clear in the last year with the COVID-19 pandemic and ensuing state and local orders regarding limitations on sizes of public gatherings. As a result, our Board has proposed an amendment to the Regulations to make clear that CSB may hold a virtual shareholder meeting, or a hybrid shareholder meeting with both in-person and on-line participation options.

The proposed amendment to Article II, Section 3 of the Regulations clarifies that the CSB Board of Directors may determine that a future shareholder meeting will not be held at any physical location, but instead be held as a virtual meeting, as permitted under Ohio law. Currently, Ohio law permits shareholder meetings to be held by use of communications equipment that enables the shareholder an opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present.

We believe that this amendment to the Regulations will give our Board the flexibility to take action to enhance the opportunity of CSB’s shareholders to attend and participate in shareholder meetings. [However, even if our Board is permitted to designate shareholder meetings be held virtually, we currently intend that shareholder meetings will continue to routinely be held in person at a physical location so that all shareholders will continue to be entitled to attend shareholder meetings in person if they prefer to do so.]

This amendment is not intended to have any effect on the ability of shareholders to vote their shares by proxy, via telephone, online, or by completion of a proxy card, any time before a meeting of shareholders.

The full text of the proposed amendment to Article II, Section 3 of our Regulations is set forth in the attached [ANNEX A] to this Proxy Statement.

The Board of Directors recommends a vote “FOR” the amendment to CSB’s Code of Regulations to allow CSB to conduct virtual shareholder meetings.

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Snodgrass to act as the independent registered public accounting firm to examine the books, records, and accounts of CSB and its subsidiaries for the fiscal year ending December 31, 2021. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Snodgrass was CSB’s independent registered public accounting firm for the fiscal year ended December 31, 2020 and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of CSB’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Snodgrass and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of CSB and its shareholders.

Representatives of Snodgrass will be available by teleconference during the Annual Meeting; they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee and the Board of Directors each recommend a vote "FOR" ratification of the selection of S.R. Snodgrass, P.C. as the independent registered public accounting firm of CSB for the current fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees for professional services rendered by Snodgrass for fiscal 2020 and 2019 were as follows:

	2020	2019
Audit Fees (1)	$118,803	$143,210
Audit-Related Fees (2)	10,503	11,108
Tax Fees (3)	12,500	12,200
All Other Fees	-	-

(1)

Audit fees are fees for professional services rendered for the audit of the Company’s annual financial statements, the review of financial statements included in Form 10-Q filings and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. In 2019, the Company was subject to an audit of management’s attestation of internal controls by an independent registered public accountant. Beginning in 2020, the requirements for audits of internal controls no longer apply to certain “smaller reporting companies” as defined by the Commission.

(2)	Audit-related fees generally include fees for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.

All of the above-mentioned services and fees were pre-approved by the Audit Committee. During CSB’s most recent fiscal year ended December 31, 2020, there were no disagreements with Snodgrass on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

Audit Committee Procedures for Pre-Approval of Services by the Independent Public Accounting Firm

•	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.
•	Management may not engage the independent accountants for any services unless the service contracts are approved by the Audit Committee in advance of the engagement.
•

If management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to approve the engagement of the independent accountants for the specific projects and categories of service.

•	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.
•	The Audit Committee chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that the Chairperson has approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSB has engaged, and intends to continue to engage, in lending money from the Bank to various directors and officers of CSB and the Bank and their related interests. These loans are made in accordance with applicable law and regulation and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than a normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, none of CSB’s named executive officers or directors were a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

PROPOSALS BY SHAREHOLDERS FOR 2022 ANNUAL MEETING

In order to be eligible for inclusion in CSB’s proxy materials for the 2022 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 91 North Clay Street, Millersburg, Ohio 44654, no later than November 16, 2021. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

If a shareholder intends to present a proposal at the 2022 Annual Meeting of Shareholders without including the proposal in the proxy solicitation materials relating to that meeting, and the proposal is not received by CSB prior to January 30, 2022, then the proxies designated by the Board of Directors for the 2022 Annual Meeting of Shareholders may vote the proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Board of Directors may do so by writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”

The Corporate Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the Annual Meeting other than those matters described in this proxy statement. However, if any business other than that set forth in the Notice of Annual Meeting should be properly presented at the Annual Meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

By order of the Board of Directors,

Eddie L. Steiner President and Chief Executive Officer

March 16, 2021
Millersburg, Ohio

Annex A

ARTICLE II

Meetings of Shareholders

Section 3.Place of Meetings.  Meetings of shareholders shall be held at the main office of the Corporation unless the Board of Directors decides that a meeting shall be held at some other place within or without the State of Ohio or by means of communications equipment as authorized by law ~~and causes the notices thereof to so state~~.

01 - Julian L. Coblentz 02 - Eddie L. Steiner For Withhold For Withhold Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03EDBC Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2021 Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 & 3. 2. Proposed Amendment to Article II of the CSB Code of Regulations to Permit Virtual Shareholder Meetings 1. Election of Directors: For Against Abstain 3. To ratify the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm for CSB for the fiscal year ending December 31, 2021 For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 9 8 3 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1 U P X You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/csbb or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/csbb Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 pm, (Eastern Daylight time), on April, 27, 2021 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/csbb Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2021 Vikki G. Briggs and Cheryl M. Kirkbride, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CSB Bancorp, Inc. to be held on April 28, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2 & 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) CSB Bancorp, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.